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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated September 13, 2004 (except Note 17, as to which the date is                          ), with respect to the financial statements of optionsXpress, Inc., included in the Registration Statement and related Prospectus of optionsXpress Holdings, Inc. for the registration of its common stock.

ERNST & YOUNG LLP Chicago, Illinois

        The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 17 to the consolidated financial statements.

/s/ ERNST & YOUNG LLP Chicago, Illinois October 25, 2004

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Consent of Independent Registered Public Accounting Firm